EXHIBIT 10.19

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, is hereby entered into on December 20, 2019 and is effective as of December 20, 2019 (the “Effective Date”), by and between Insignia Systems, Inc., a Minnesota corporation (the “Company”), and Adam May (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many business organizations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2. Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect for a period of three (3) years thereafter. Commencing on the third anniversary of the Effective Date and on each anniversary thereafter (“Anniversary Date”), this Agreement shall automatically be renewed for one (1) additional year beyond the term otherwise established, unless one party provides written notice to the other party, at least one-hundred and twenty (120) days in advance of an Anniversary Date, of its intent not to renew this Agreement for an additional one year term. Notwithstanding the foregoing, if a Change in Control shall have occurred after the Effective Date and during the term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which a Change in Control occurred.

3. Compensation Other Than Severance Payments.

3.1 Following a Change in Control and during the term of this Agreement, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of a “disability” (as defined in Treas. Reg. § 1.409A-3(i)(4)), the Company shall pay the Executive’s current base salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive’s employment is terminated by the Company.

3.2 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive’s current base salary through the Date of Termination, together with all compensation and benefits to which the Executive is entitled in respect of all periods preceding the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements.

4. Severance Payments.

4.1 If a Qualifying Termination shall occur, in addition to any payments and benefits to which the Executive is entitled under Section 3 hereof, the Company shall pay the Executive the payments described in this Section 4.1 (the “Severance Payments”); provided, however, that, in the case of clauses (A), (B), (C), (D) and (F) below, the Executive shall have executed and not revoked a release of claims in the form set forth in Exhibit A hereto. The Executive shall also be entitled to the Severance Payments (and any payments and benefits under Section 3) if the Executive’s employment is terminated by the Company other than (x) for Cause or (y) by reason of death or Disability within the six (6) month period immediately preceding a Change in Control and the Executive reasonably demonstrates that such termination is otherwise in connection with or in anticipation of a Change in Control that actually occurs during the term of the Agreement (a “Pre-Change in Control Termination”); provided, however, that, in the case of clauses (A), (B), (C), (D) and (F) below, Executive shall have executed and not revoked a release of claims in the form set forth in Exhibit A hereto; and provided further, however, that any such payments shall be offset by the amount of severance previously paid to the Executive under any employment agreement between the Executive and the Company and, to the extent permitted by Section 409A of the Code, any other severance policy, plan or program of the Company.

(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to seventy five percent (75%) of the Executive’s annual base salary then in effect (or immediately prior to any reduction resulting in a termination for Good Reason, if applicable) (the “Change in Control Salary”).

(B) Notwithstanding any provision of any annual incentive plan to the contrary, the Company shall pay to the Executive an amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) a pro rata portion to the Date of Termination of Executive’s target bonus for the year in which the Date of Termination occurs (or the target in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason), calculated by multiplying such target bonus by the fraction obtained by dividing the number of full months and any fractional portion of a month during such year through the Date of Termination by twelve (12).

(C) For the six month period immediately following the Date of Termination, the Company shall arrange to provide the Executive (which includes the Executive’s eligible dependents for purposes of this subsection (C)) with life, disability, accident and health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the Date of Termination (or immediately prior to any reduction resulting in a termination for Good Reason, if applicable); provided, however, that (i) the Executive’s and his qualified dependents’ COBRA eligibility period shall include the period during which the Company is providing benefits under this subsection (C); (ii) unless the Executive consents to a different method (or elects COBRA coverage at applicable COBRA rates), such health insurance benefits shall be provided through a third-party insurer; and (iii) the Executive shall be responsible for the payment of premiums for such benefits in the same amount as active employees of the Company. Benefits otherwise receivable by the Executive pursuant to this subsection (C) shall be reduced to the extent comparable benefits (including continued coverage for any preexisting medical condition of any person covered by the benefits provided to the Executive and his eligible dependents immediately prior to the Date of Termination) are actually received by or made available to the Executive by a subsequent employer during the twenty-four month period following the Executive’s Date of Termination (and any such benefits actually received by or made available to the Executive shall be reported to the Company by the Executive). Notwithstanding the foregoing, in the event of a Pre-Change in Control Termination, on the sixtieth (60th) day following the Change in Control the Company shall pay or reimburse the Executive for any amounts or benefits it would have been responsible to pay or provide to the Executive under this Section 4.1(C) during the period prior to the Change in Control, had the Change in Control occurred on the Date of Termination.

(D) If the Executive would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans (as in effect immediately prior to the Date of Termination (or immediately prior to any reduction resulting in a termination for Good Reason, if applicable)) had the Executive’s employment terminated at any time during the period of twenty four months after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive (subject to any employee contributions required under the terms of such plans in the same amounts as active employees of the Company) commencing on the later of (i) the date that such coverage would have first become available or (ii) the date that benefits described in subsection (C) of this Section 4.1 terminate.

(E) The Company shall pay the Executive, at a daily salary rate calculated from the Executive’s annual base salary in effect immediately prior to the Date of Termination (or immediately prior to any reduction resulting in a termination for Good Reason, if applicable), a lump sum amount equal to all earned but unused paid time off days through the Date of Termination.

(F) The Company shall pay, no later than the last day of the calendar year in which they are incurred, the reasonable fees and expenses of a full service nationally recognized executive outplacement firm until the earlier of the date the Executive secures new employment or the date which is twenty-four months following the Executive’s Date of Termination; provided that in no event shall the aggregate amount of such payments exceed $5,000.

4.2 Benefit Limitation.

(A) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment (including any acceleration of vesting of stock based benefits) or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the amounts and benefits payable under this Agreement shall be reduced by an amount that would result in no Excise Tax being imposed; provided that the amounts and benefits payable under this Agreement shall not be reduced unless the amounts and benefits the Executive would receive after such reduction would be greater than the amounts and benefits the Executive would receive if there were no reduction and the Excise Tax were paid by the Executive (such reduction, the “Cut Back”). For purposes of determining whether any Payments should be subject to the Cut-Back, (i) Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Date of Termination occurs and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, (ii) no portion of the Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (iii) no portion of the Payments shall be taken into account which, in the opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, including by reason of section 280G(b)(4)(A) of the Code, (iv) the Severance Payments shall be reduced only to the extent necessary so that the Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions by reason of section 280G of the Code, in the opinion of the Accounting Firm, and (v) the value of any noncash benefit or any deferred payment or benefit included in the Payments shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Code. Unless the Executive shall have given prior written notice to the Company specifying a different order of payments and benefits to be reduced to achieve the Cut-Back, any payments and benefits to be reduced hereunder shall be determined in a manner that has the least economic cost to the Executive, on an after-tax basis, and to the extent the economic cost is equivalent, such payments and benefits shall be reduced in the inverse order of when the payments and benefits would have been made or provided to the Executive until the reduction specified herein is achieved. The Executive may specify the order of reduction of the payments and benefits only to the extent that doing so does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A of the Code.

(B) All determinations required to be made under this Section 4.2 shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days after there has been a Cut-Back, or such earlier time as requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm instead shall be the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

4.3 Payment of Severance Payments.

(A) Each payment provided for in Section 4.1 hereof is intended to constitute a separate payment within the meaning of Section 409A of the Code. The payments provided for in subsections (A) and (C) of Section 4.1 hereof shall be made on the sixtieth (60th) day following the Date of Termination subject to Section 4.3(B) below; and in the event the Executive becomes entitled to Severance Payments pursuant to the second sentence of Section 4.1, the payments provided for in subsections (A) and (C) of Section 4.1 hereof shall be made on the sixtieth (60th) day following the actual Change in Control that triggered the Severance Payments.

(B) If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is a “specified employee,” as such term is defined under Section 409A(a)(2)(B)(i) of the Code, all such payments shall be suspended during the six-month period following the Executive’s “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. The Company is entitled to determine whether any amounts under this Agreement are to be suspended, and the Company shall have no liability to the Executive for any such determination or any errors made by the Company in identifying the Executive as a specified employee. If any amounts are suspended pursuant to the foregoing, such amounts shall be paid on the earlier of (i) the first business day following the expiration of the six-month period referred to in the first sentence of this subsection or (ii) the date of the Executive’s death. Any amounts so suspended shall earn interest thereon, if applicable, calculated based upon the then prevailing monthly short-term applicable federal rate. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period on the first business day of the month following the expiration of the six-month period referred to above.

(C) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” as defined in Treas. Reg. § 1.409A-1(h) or any successor thereto, including the default presumptions thereunder, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(D) The parties hereto acknowledge and agree that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. If, however, any such benefit or payment is deemed not to comply with Section 409A of the Code, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereunder) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved.

(E) Notwithstanding anything to the contrary contained in this Agreement, any reimbursement for a cost or expense under this Agreement shall be paid in no event later than the end of the taxable year following the taxable year in which the Executive incurs such cost or expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

4.4 The Company shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in attempting to obtain or enforce rights or benefits provided by this Agreement, if, with respect to any such right or benefit, the Executive is successful in obtaining or enforcing such right or benefit (including by negotiated settlement).

5. Restrictive Covenants.

5.1 During the Executive’s employment with the Company and for a period of twelve (12) months thereafter:

(A) the Executive shall not, directly for the Executive or any third party, become engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Company or any of its affiliates; provided, however, that this provision shall not restrict the Executive from owning or investing in publicly traded securities, so long as the Executive’s aggregate holdings in any company do not exceed 5% of the outstanding equity of such company and such investment is passive;

(B) the Executive shall not solicit any person who was a customer of the Company or any of its affiliates during the period of the Executive’s employment hereunder, or solicit potential customers who are or were identified through leads developed during the course of employment with the Company, or otherwise divert or attempt to divert any existing business of the Company or any of its affiliates; and

(C) the Executive shall not, directly for the Executive or any third party, solicit, induce, recruit or cause another person in the employment of the Company or any of its affiliates to terminate such employee’s employment for the purposes of joining, associating, or becoming employed with any business or activity which is in competition with any services or products sold, or any business or activity engaged in, by the Company or any of its affiliates.

5.2 The Executive agrees that he will not, while employed with the Company or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company, including, without limiting the generality of the foregoing, any customer lists or other customer identifying information, the techniques, methods or systems of the Company’s operation or management, any information regarding its financial matters, or any other material information concerning the business of the Company, its manner of operation, its plans or other material data. The provisions of this Section 5.2 shall not apply to (i) information that is public knowledge other than as a result of disclosure by the Executive in breach of this Section 5.2; (ii) information disseminated by the Company to third parties in the ordinary course of business; (iii) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to the Company, or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

5.3 The Executive agrees that he will not, while employed with the Company or at any time thereafter for any reason, in any fashion, form or manner, either directly or indirectly, disparage or criticize the Company, or otherwise speak of the Company, in any negative or unflattering way to anyone with regard to any matters relating to the Executive’s employment by the Company or the business or employment practices of the Company. The Company agrees that it will not, in any fashion, form or manner, either directly or indirectly, disparage or criticize the Executive or otherwise speak of the Executive in any negative or unflattering way to anyone with regard to any matters relating to the Executive’s employment with the Company. This Section 5.3 shall not operate as a bar to (i) statements reasonably necessary to be made in any judicial, administrative or arbitral proceeding, or (ii) internal communications between and among the employees of the Company with a job-related need to know about this Agreement or matters related to the administration of this Agreement.

5.4 The Executive understands that in the event of a violation of any provision of Section 5, the Company shall have the right to (i) seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond and (ii) stop making any future payments or providing benefits under this Agreement. The remedies provided in this Section 5.4 shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Executive and the Company or any of its affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of Section 5 shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

5.5 The Executive acknowledges that the provisions of Section 5 shall extend to any business that becomes an affiliate of or successor to the Company or any of its affiliates on account of such Change in Control.

6. Requirement of Release. Notwithstanding anything in this Agreement to the contrary, the release of claims referenced in Section 4.1 above shall completely release the Company, its parent and affiliates and their respective officers, directors and employees (collectively the “Released Parties” and individually a “Released Party”) and which shall forever waive all claims of any nature that the Executive may have against any Released Party, including without limitation all claims arising out of Executive’s employment within the Company or the termination of that employment. If the Executive does not execute an effective release, such release does not become irrevocable or such release is revoked, in each case, prior to the time of payment prescribed in Section 4.1 above, the Company’s obligations to provide the benefits described in Section 4.1(C) hereof shall cease immediately.

7. Termination Procedures.

7.1 Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate whether the termination is for Cause, without Cause, by reason of Disability, for Good Reason or otherwise and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of the Executive’s employment; provided, that the failure of the Executive or the Company to set forth in the Notice of Termination any particular facts or circumstances shall not waive any right of such party or preclude such party from asserting such facts or circumstances in enforcing his or its rights hereunder.

7.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the term of this Agreement, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given). “Date of Termination,” with respect to any Pre-Change in Control Termination shall mean the date of such termination as reasonably determined by the Company.

8. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the term of this Agreement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 4 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 4.1 (C) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9. Successors; Binding Agreement.

9.1 In addition to any obligations imposed by law upon any successor to the Company, the Company shall require (i) any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (on a consolidated basis) and (ii) in the case of a disposition of all or substantially all of the business or assets of the Company (on a consolidated basis) to more than one entity in a single transaction or series of related transactions, the entity that will employ the Executive immediately after such disposition (such successor or other entity in clause (i) or (ii), a “Successor”) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or disposition had taken place prior to the effectiveness of any such succession or disposition. If such assumption and agreement is obtained prior to the effectiveness of any such succession or disposition and the Executive accepts employment with the Successor, the Executive’s employment shall not be treated as a termination of the Executive’s employment with the Company (unless otherwise required in order to comply with the definition of “separation from service” as set forth in Treas. Reg. § 1.409A-1(h) or any successor regulation thereto).

9.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address shown for the Executive in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:
Insignia Systems, Inc.
8799 Brooklyn Blvd., Minneapolis, MN 55445
Attention: Chief Financial Officer

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, including without limitation the Change in Control Agreement between the Company and the Executive entered into as of May 9, 2018; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s termination of employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company without Cause or by the Executive for Good Reason, as defined herein, or the Executive incurs a Pre-Change in Control Termination, as defined herein. For avoidance of doubt, this Agreement shall not supersede the Employment Agreement between the Company and the Executive entered into as of December 20, 2019 (the “Employment Agreement”). The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under Sections 4 and 5 hereof shall survive the expiration of the term of this Agreement. This Agreement is not intended by the parties hereto to constitute an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed in writing to and determined by the Committee, which shall give full consideration to the evidentiary standards set forth in this Agreement. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Executive’s claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Minneapolis, Minnesota in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A) “Accounting Firm” shall have the meaning stated in Section 4.2(B) hereof.

(B) “Anniversary Date” shall have the meaning stated in Section 2 hereof.

(C) “Board” shall mean the Board of Directors of the Company.

(D) “Cause” for termination by the Company of the Executive’s employment shall mean (i) the deliberate and continued failure by the Executive to devote substantially all the Executive’s business time and best efforts to the performance of the Executive’s duties after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Executive has not substantially performed such duties; (ii) the deliberate engaging by the Executive in gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude. For the purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be considered “deliberate” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company.

(E) A “Change in Control” shall be deemed to have occurred if any of the following shall have occurred after the Effective Date:

(i) the closing of the sale of all or substantially all of the assets of the Company;

(ii) the closing of a merger, consolidation or corporate reorganization of the Company which results in the stockholders of the Company immediately prior to such event owning less than 50% of the combined voting power of the Company’s capital stock immediately following such event;

(iii) the acquisition by any person (or persons who would be considered a group under the federal securities laws) who as of the date of this Agreement own less than 25% of the voting power of the Company’s outstanding voting securities, of beneficial ownership of securities representing 40% or more of the combined voting power or the Company’s then outstanding securities; or

(iv) the election to the Company’s board of directors of persons who constitute a majority of the board of directors and who were not nominated for election by the board of directors as part of a management slate.

Notwithstanding anything to the contrary herein, solely for the purpose of determining the timing of payment or timing of distribution of any compensation or benefit that constitutes “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, a Change in Control shall not be deemed to occur under this Agreement unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(i)(5), or any successor provision.

(F) “Change in Control Salary” shall have the meaning stated in Section 4.1(A) hereof.

(G) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(H) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(I) “Committee” shall mean (i) the individuals (not fewer than three in number) who, on the date six (6) months before a Change in Control, constitute the Compensation Committee of the Board (or its successor), plus (ii) in the event that fewer than three individuals are available from the group specified in clause (i) above for any reason, such individuals otherwise constituting members of the Board as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)); provided, that, if after such appointments fewer than three individuals constitute the Committee, then the Board shall appoint additional members of the Committee so that the Committee shall have no fewer than three members, a majority of which additional appointees, if available, shall be “independent directors” (as defined under the rules of the Nasdaq Stock Market).

(J) “Company” shall mean Insignia Systems, Inc., as hereinbefore defined, or any Successor that has assumed this Agreement pursuant to Section 9.1 hereof.

(K) “Cut Back” shall have the meaning stated in Section 4.2(A) hereof.

(L) “Date of Termination” shall have the meaning stated in Section 7.2 hereof.

(M) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(N) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(O) “Excise Tax” shall have the meaning stated in Section 4.2(A) hereof.

(P) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent), during the term of this Agreement, of any one of the following acts by the Company, or failures by the Company to act:

(i) a material diminution in the Executive’s authority, duties, or responsibilities or the assignment to Executive of duties or responsibilities that are materially inconsistent from those in effect immediately prior to the Change in Control, provided, however, that a change in the Company’s status as a publicly held corporation filing reports under the Exchange Act shall not be deemed to constitute Good Reason hereunder;

(ii) a reduction of fifteen percent (15%) or more by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executive officers of the Company;

(iii) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable in terms of compensation opportunity (“materially less favorable” shall be a reduction of fifteen percent (15%) or more in the compensation opportunity), as existed immediately prior to the Change in Control except for across-the-board compensation plan reductions similarly affecting all senior executive officers of the Company;

(iv) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s retirement, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits (a “material reduction” shall be a reduction of ten percent (10%) or more in the value of the aggregate benefits), or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control except for (i) across-the-board benefit reductions similarly affecting all senior executive officers of the Company or (ii) reduction or elimination of Executive’s annual comprehensive “executive” physical examinations, financial planning or other perquisites; or

(v) a material breach by the Company of its obligations under this Agreement; or

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

The Executive’s right to terminate employment for Good Reason shall be subject to the following conditions: (i) any amounts payable upon a Good Reason termination shall be paid only if the Executive actually terminates employment within one hundred and eighty (180) days following the initial existence of the Good Reason condition and (ii) the amount, time and form of payment upon a termination of employment for Good Reason shall be the same as the amount, time and form of payment payable upon an involuntary termination without Cause. The Executive must also provide notice to the Company of the Good Reason condition within ninety (90) days of the initial existence of such condition and the Company must be given at least thirty (30) days to remedy such situation.

(Q) “Notice of Termination” shall have the meaning stated in Section 7.1 hereof.

(R) “Payment” shall have the meaning stated in Section 4.2(A) hereof.

(S) “Pre-Change in Control Termination” shall have the meaning stated in Section 4.1 hereof.

(T) “Qualifying Termination” shall mean a termination of the Executive’s employment, concurrent with, or during the twenty-four month period following, a Change in Control, unless such termination is (i) by the Company for Cause, (ii) by reason of death or Disability, or (iii) by the Executive without Good Reason.

(U) “Released Parties” or “Released Party” shall have the meaning stated in Section 6 hereof.

(V) “Severance Payments” shall mean those payments described in Section 4.1 hereof.

(W) “Successor” shall have the meaning stated in Section 9.1 hereof.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

INSIGNIA SYSTEMS, INC.

By: /s/ Kristine Glancy
Name: Kristine Glancy
Title: President and CEO

ADAM MAY

By: /s/ Adam May

Signature Page to Change in Control Agreement

EXHIBIT A

FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Release”) is made as of this ___day of ___________, 20__, by and between Adam May (“Executive”) and Insignia Systems, Inc., a Minnesota corporation (the “Company”).

1.
FOR AND IN CONSIDERATION of the payments and benefits provided in the Change in Control Agreement between Executive and the Company dated effective as of December 20, 2019 (as such agreement may be amended, restated or replaced, the “Change in Control Agreement”), Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Change in Control Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the applicable state law against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (i) the Executive’s ability to enforce the provisions of Section 4.1 of the Change in Control Agreement; (ii) any direct or indirect holdings of equity in the Company; (iii) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans; (iv) any rights or claims Executive may have that cannot be waived under applicable law; and (v) any rights to indemnification as an officer of the Company under Minnesota law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

2.
Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

3.
Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least twenty-one (21) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have fifteen (15) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: Insignia Systems, Inc., 8799 Brooklyn Blvd., Minneapolis, Minnesota 55445, Attention: ____________________. The Release shall not be effective, and no payments shall be due under Section 4 of the Change in Control Agreement, until the sixteenth (16th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.

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4.
It is understood and agreed by Executive that the payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

5.
The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.

6.
The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of Minnesota, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

7.
The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Minnesota. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

8.
The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

INSIGNIA SYSTEMS, INC.

By:
Name: Kristine Glancy
Title: Chief Executive Officer

ADAM MAY

By:

Signature Page to Release Agreement
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